Exhibit 99.1

Contact:	Wendi Kopsick
Jim Fingeroth
Kekst and Company
(212) 521-4800

FOR IMMEDIATE RELEASE

FOOTSTAR ANNOUNCES PRELIMINARY RESULTS OF RESTATEMENT

AND PROVIDES BUSINESS UPDATE

WEST NYACK, NEW YORK, September 15, 2003—Footstar, Inc. (NYSE: FTS) today reported the findings to date of its previously announced investigation into accounting discrepancies identified by Footstar management in November 2002. The Company also announced that Mickey Robinson, Chairman and Chief Executive Officer, has left the Company, and Neele E. Stearns, Jr., a member of the Board of Directors, has assumed these positions on an interim basis. The investigation was conducted under the oversight of the Company’s Audit Committee with the assistance of outside legal advisors and forensic accountants. The Company also provided preliminary expectations of its restated financial statements for fiscal year 1997 through the first half of fiscal year 2002, as well as its business performance for fiscal year 2002 and the first half of fiscal year 2003 and its outlook for fiscal years 2003 and 2004. The Company expects to release financial statements for the restated periods and most recent four fiscal quarters when the investigation is completed and the audit by the Company’s independent auditor, KPMG LLP, is complete. The Company anticipates releasing these financial statements by October 31, 2003. All financial information provided in this press release is unaudited and, therefore, subject to change, which may be material, individually or in the aggregate.

•	Based on the investigation, the Company now expects that the restatement will reduce earnings by an aggregate amount ranging from $48 million to $53 million pre-minority interest and pre-taxes (or $29 million to $32 million after minority interest and taxes) over the five-and-one-half-year period from the beginning of fiscal year 1997 through June 2002. The final impact of the restatement will depend upon the final determinations being made by the Company and completion of the audit and review by KPMG. The aforementioned aggregate reduction in earnings expected to range between $48 million to $53 million pre-minority interest and pre-taxes is expected to include restatement adjustments relating to the accounts payable discrepancies noted in the Company’s November 2002 press release now totaling approximately $46 million and approximately $2 million to $7 million in restatement adjustments in five additional accounting areas. While the restatement adjustments primarily affect accounts payable, inventory, fixed assets, operating profits and net income or loss, the Company does not expect the restatement to affect the over $10 billion of sales revenue generated during the five-and-

one-half-year period or net cash flow during this period. The investigation determined that all vendors had been paid in full during the five-and-one-half year period.

•	For the full fiscal year 2002, the Company’s net loss is expected to range between $32 million and $34 million, or between $(1.50) and $(1.60) per diluted share, including approximately $74.2 million (or approximately $47.7 million after minority interest and taxes) of expected costs associated with restructuring, asset impairment and other charges and the previously announced cumulative effect of a change in accounting principle to write off the goodwill associated with the acquisition of the assets of J. Baker upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. In addition, the expected net loss for fiscal year 2002 includes $9.2 million (or approximately $6.0 million after taxes) of bad debt expense relating to the Ames liquidation. Separately, in connection with completing the audit of the Company’s fiscal year 2002 financial statements, the Company is reviewing the valuation of its deferred tax assets. The completion of this review could result in additional material changes to the Company’s tax accounts and the Company’s expected fiscal year 2002 results.

•	For the first quarter of fiscal year 2003, the loss per diluted share is expected to be in the range of $(0.75) to $(0.85), and for the second quarter of fiscal year 2003, the loss per diluted share is expected to be in the range of $(0.35) to $(0.45). The Company expects a loss for fiscal year 2003 of approximately the same amount as fiscal year 2002. The loss is expected to include a charge primarily related to inventory markdowns and severance costs ranging between $19 million and $21 million to reflect the impact of Kmart store closings and approximately $12 million in expenses related to the investigation and restatement (or a combined aggregate of $17 million to $19 million after minority interest and taxes). In addition, operating profit will be negatively impacted by approximately $11 million of costs associated with the Company’s start-up businesses and $12 million in increased interest expense. The results for the second quarter of fiscal year 2003 also reflect a very weak spring selling season at Meldisco caused by unusually damp and cold weather. The Company’s inventory position continues to be current, and the Company projects a profit in fiscal year 2004.

•	During the course of the investigation, it has been determined that there were significant weaknesses in the Company’s internal controls and procedures, computer systems and organizational structure, as well as instances of incorrect accounting, instances of insufficient communication by management and the accounting staff to the Company’s internal and external auditors, and instances of insufficient attention and resources directed by the Company to accounting issues, all of which resulted in incorrect accounting entries over the five-and-one-half-year period that is subject to the restatement. As a result of these findings, and the restatement in general, the Company has implemented and is continuing to implement a broad range of corrective actions, including improved oversight, improved internal controls and procedures, increased segregation of duties relating to accounting and financial reporting, increased management review, personnel changes, training and procedural enhancements, systems interface improvements and steps to identify a longer term integrated systems solution to many of the interface issues uncovered by the investigation.

•	Neele E. Stearns, Jr., a member of the Board of Directors and the former chairman of the Audit Committee, has been appointed Chairman and Chief Executive Officer on an interim basis. The Board of Directors has initiated a search for a permanent successor to Mr. Robinson. Mr. Stearns is a seasoned executive with more than 40 years of business and financial experience. He served as President and Chief Executive Officer of CC Industries, Inc., a privately held diversified holding company, from 1986 to 1995 and is currently Chairman of Financial Investments Corporation, a private equity investment firm. He is a member of the board of directors of Maytag Corporation, serving as a member of the Executive Committee and Chairman of the Audit Committee, and was a member of the board of directors of Wallace Computer Services from 1990 until May 2003, when it merged with Moore Corporation, and also served as interim Chairman of the Board of Wallace during 2000 while Wallace was seeking a new Chairman and Chief Executive Officer. Mr. Stearns also served as an auditor with Arthur Andersen & Co. and earned an M.B.A. from Harvard Business School in 1960.

•	The Company has created a new position, Senior Vice President of Financial Reporting, which will oversee the Company’s accounting and financial reporting functions. The Company is working to fill that position as soon as practicable.

•	The Company continues to have the benefit of its $325 million senior secured credit facility with a syndicate of banks led by Fleet National Bank. The Company has received a commitment from its credit facility term lender to provide additional subordinated term borrowing of up to $20 million, subject to the approval of the lending syndicate. The Company has obtained a waiver from its bank group extending to October 31, 2003 its requirement to provide audited financial statements for the fiscal years outstanding, as well as unaudited financial statements for the first two quarters of fiscal year 2003.

The Restatement: Background

Since November 2002, an internal investigation into accounting errors identified in the Company’s previously filed financial statements has been conducted under the oversight of the Audit Committee. The progress of the investigation and the related restatement has been reviewed with the Audit Committee on a weekly basis since November 2002, including discussions with management, the independent auditors, investigating attorneys, forensic accountants and the Company’s internal auditors. While the Company has been working diligently to bring this matter to a close, additional time was required for the investigation, which entailed two phases, each covering the five-and-one-half year period beginning in fiscal year 1997. Given the issues that arose with respect to the Company’s internal controls and procedures, a thorough and time-consuming historical analysis of accounts payable transactions dating back to fiscal year 1997 had to be performed, which necessitated referring to original invoices, receiving and payment source documents across three operating divisions, each of which uses a different accounts payable system.

The Audit Committee initially retained the law firm of Latham & Watkins LLP to assist with the investigation. Latham & Watkins had previously rendered only limited legal services to the Company. At the same time, the Company retained Latham & Watkins to represent it in the five class action lawsuits that were filed after the November 13, 2002 announcement. Latham & Watkins retained forensic accountants to assist it in the investigation. Latham & Watkins delivered a preliminary report to the Audit Committee in January 2003 and a further report in April 2003, which focused principally on the accounts payable issue and certain other issues that arose in the course of the investigation. The Latham & Watkins investigation identified significant weaknesses in the Company’s internal controls and procedures, computer systems and organizational structure, as well as instances in which some members of management and finance-related employees devoted insufficient resources and attention to accounting issues and made incorrect accounting entries with respect to the write-off of certain liabilities and corresponding reductions in certain operating expenses.

After reviewing the findings of the Latham & Watkins investigation and discussing the issues raised by the findings with KPMG, the Audit Committee determined that a further and broader investigation was warranted into areas beyond those raised in the restatement process to assess the accuracy and completeness of the Company’s financial statements and to determine whether the issues that had caused the need for a restatement had been appropriately remediated. The Audit Committee retained the law firm of Richards Spears Kibbe & Orbe LLP (“RSKO”), which had no previous relationship with the Company or its management, to conduct this additional investigation, while Latham & Watkins continued to represent the Company. RSKO was also assisted by forensic accountants. Although the additional investigation required more time, the Audit Committee believed it was necessary to help ensure that the investigation and restatement would be accurate and complete.

The RSKO investigation entailed both a “vertical” and “horizontal” analysis. The “vertical” component evaluated whether management had established and implemented appropriate systems and controls to ensure accurate financial reporting and to assess whether management had given those issues an appropriate level of priority within the Company. The “horizontal” component reviewed additional accounts and transactions that presented a high risk for mistakes or errors. The RSKO investigation also assessed the Company’s response to the issues that had been raised in the restatement process.

The RSKO investigation has found that, in addition to the specific items giving rise to the need for the restatement, there was a failure by the Company’s management to establish an appropriate control environment, and there were significant failures in the Company’s internal controls and procedures resulting from numerous causes, including inadequate staffing, insufficient quality and training of personnel and inadequate systems. The RSKO investigation also found instances in which some members of management and finance-related employees devoted insufficient attention and resources to ensuring accurate accounting and financial reporting, and did not communicate adequately to the Company’s internal and external auditors, which compounded the problems arising from the deficiencies in the Company’s internal controls and procedures. As a result of the Latham & Watkins and RSKO investigations, the Company has made significant personnel changes.

Based on the findings of the Latham & Watkins and RSKO investigations and the overall results of the restatement process, the Company is implementing a process intended to improve the Company’s internal controls and procedures, address the systems and personnel issues raised in the course of the restatement and help ensure a corporate culture that emphasizes the importance of accurate financial reporting. The Board of Directors is continuing to review the findings of the investigation and the Company’s efforts to remediate its internal controls and procedures. The Company is fully cooperating with the ongoing investigation being conducted by the Securities and Exchange Commission concerning the Company’s financial statements.

The Financial Impact of the Restatement

Based on the investigation conducted to date, the Company now expects that the restatement will reduce earnings by an aggregate amount ranging from $48 million to $53 million pre-minority interest and pre-taxes (or $29 million to $32 million after minority interest and taxes) over the five-and-one-half-year period from the beginning of fiscal year 1997 through June 2002. Although subject to the completion of the investigation and the audit by KPMG, the financial impact with respect to the accounts payable discrepancies identified in November 2002, as well as five additional accounting areas that required restatement, are described below. While these errors primarily affect accounts payable, inventory, fixed assets, operating profits and net income or loss, the Company does not expect the restatement to affect reported revenue or net cash flow. The investigation determined that all vendors had been paid in full during the five-and-one-half year period. The six areas requiring restatement are:

Original Accounts Payable Reconciliation Discrepancies

The accounts payable discrepancies are expected to consist of two components as described below: approximately $35.8 million over the five-and-one-half-year restatement period related to errors in the monthly process of reconciling the accounts payable sub-systems to the general ledger and approximately $10.3 million related to integration issues following the Company’s acquisition of Just for Feet.

Errors in the monthly process of reconciling the accounts payable sub-systems to the general ledger resulted in amounts being incorrectly recorded as reductions in operating expenses and accounts payable balances in each of the fiscal periods from 1997 through 2001 and for the six months ended June 2002. The Company anticipates that, collectively, these errors over the five-and-one-half year period resulted in an understatement of accounts payable and a corresponding overstatement of operating profit, on a pre-tax basis, of approximately $35.8 million. These restatement adjustments primarily increase cost of sales, but they also increase selling, general and administrative expenses. These restatement adjustments are expected to increase accounts payable and decrease operating profit by $2.1 million in fiscal year 1997, $1.2 million in fiscal year 1998, $3.5 million in fiscal year 1999 and $5.4 million in fiscal year 2000. While correction of these errors will affect each of the restated periods, the most significant period affected is fiscal year 2001, in which operating profit is expected to decrease and accounts payable is expected to increase by approximately $19.9 million. The fiscal year 2001 discrepancies were primarily caused by the Company instituting a process during fiscal year 2000 to pay many vendors via electronic funds transfer. Throughout fiscal years 2000 and 2001, the Company’s subsidiary accounts payable systems failed to properly reflect these transfers, leading to the high level of adjustment to accounts payable required for fiscal year 2001. The restatement of fiscal year 2001 quarterly results is expected to increase accounts payable and decrease operating profit by $5.6 million, $3.1 million, $6.7 million and $4.5 million, respectively, in the first, second, third and fourth quarters for a total effect on fiscal year 2001 of $19.9 million. The first and second quarters of fiscal year 2002 are also expected to be restated to reflect an increase in accounts payable and a decrease in operating profit of $0.6 million and $3.1 million, respectively, or $3.7 million for the first six months of fiscal year 2002.

In addition, errors in the initial start-up, conversion and integration of the Just for Feet accounts payable and inventory systems shortly after the Company’s acquisition of Just for Feet in fiscal year 2000 contributed to the amounts being restated. The restatement of fiscal year 2000 is expected to reflect the impact of an aggregate of approximately $10.3 million of additional cost of sales and a corresponding increase of accounts payable.

Inventory In-transit (Transfer of Title)

The Company determined that a number of system-generated reports did not properly capture all inventory for which title had legally been transferred to the Company. The Company takes title to some goods before the goods reach its distribution centers. While the amount of inventory related to these goods was recorded upon verified receipt at the Company’s facilities, there was a delay in the time between the transfer of title and verified receipt at the Company’s facilities. The delay affected inventory and accounts payable balances. The restatement adjustment to properly record the timing of reported inventory resulted in an increase to both accounts payable and inventory in the same amounts for each of the periods affected. The amount of this adjustment is expected to range from $4 million to $34 million in the aggregate at quarter ends over the period from fiscal year 1997 through June 2002. The adjustment is a balance sheet adjustment and is not expected to affect the income statement.

Elimination Adjustments

The Company charges inter-company royalties on certain Company-owned trademarks and trade names, which are capitalized as a component of the cost of related inventory. These inter-company profits were not correctly eliminated in consolidation. Additionally, the Company determined that certain vendor rebates for product sourcing activities were being recorded as a reduction to cost of sales, rather than as a reduction of the cost of the related inventory. The Company’s financial statements are being restated to correctly eliminate these profits, and increase cost of sales and correspondingly reduce reported inventory, which the Company expects to aggregate approximately $4.6 million over the five-and-one-half year period.

Minority Interest and Excess Fee Payment

To the extent that the restatement adjustments relate to subsidiaries operating licensed footwear departments in Kmart, there is an impact on the minority interest in net income and excess fee calculations in each applicable period. The Company’s financial statements are being restated to reflect a reduction in the excess fee, which is a component of cost of sales, and a reduction of minority interest in net income for each of fiscal years 1997 through 2001 and for the six months ended June 2002. The restatement is expected to decrease previously reported minority interest in net income by an aggregate of approximately $4.0 million and to decrease excess fees by an aggregate of approximately $5.9 million over the five-and-one-half-year period.

Just for Feet Acquisition Accounting

The investigation uncovered accounting errors affecting profitability and gross margins in fiscal year 2000 relating to the Company’s acquisition of Just for Feet. The Company determined that the initial purchase price allocation contained errors in the valuation of inventory and other assets. These errors are expected to result in an aggregate net decrease of approximately $2.9 million to pre-tax operating profits over the two-and-one-half-year period ended June 2002. The correction of these errors is expected to result in an increase in cost of sales in fiscal year 2000 of approximately $6.2 million, a decrease in cost of sales in fiscal year 2001 of approximately $1.8 million and decreases in depreciation and asset impairment expenses of approximately $0.5 million, $0.7 million and $0.3 million, respectively, in fiscal years 2000 and 2001 and for the six-month period ended June 2002.

Timing Adjustments

As a result of the findings of the investigation, the Company is also adjusting previously reported financial results for miscellaneous items that were identified and previously recorded in the ordinary course of business in fiscal years 1999 through 2001 and for the six months ended June 2002. The adjustments are expected to relate principally to accrual corrections that should have been made in a more timely manner. The periods expected to be most significantly affected by these adjustments are the fourth quarter of fiscal year 1999 and the first quarter of fiscal year 2000. The restatement is expected to reflect a reduction in selling, general and administrative expenses of approximately $1.7 million in the fourth quarter of fiscal year 1999 and a corresponding increase in selling, general and administrative expenses in the first quarter of fiscal year 2000. The remaining adjustments, which were the result of similar accrual corrections, are expected to be $0.6 million or less in any individual period and are now being recorded in the appropriate period. The correction of these errors is expected to decrease operating profit by approximately $0.5 million in the aggregate over fiscal years 1999 through 2001.

The following tables summarize the expected effects of the restatement on the Company’s consolidated income statements from fiscal year 1997 to the six months ended June 29, 2002. While the numbers in the tables below reflect the Company’s current estimates, they should be viewed in the context of the Company’s expected ranges and expected results discussed elsewhere in this press release, and as with all the other numbers set forth in this press release, these numbers are unaudited and therefore subject to change, which individually or in the aggregate, may be material.

Estimated Adjustments to Consolidated Income Statement: (in millions)

	Total Restatement	Six Months Ended 6/29/02	Fiscal 2001	Fiscal 2000	Fiscal 1999 and prior

Athletic	$28.3	$2.4	$9.1	$18.5	$(1.7)
Meldisco	15.3	0.6	6.2	4.0	4.5
Corporate	4.6	0.4	2.4	0.5	1.3

Total pre-tax reductions to income	$48.2	$3.4	$17.7	$23.0	$4.1
Income taxes	(15.5)	(1.1)	(5.8)	(8.5)	(0.1)
Minority interest	(4.0)	(0.2)	(2.4)	(0.3)	(1.1)

Total reductions to net income (after tax)	$28.7	$2.1	$9.5	$14.2	$2.9

Estimated Net Income (after tax) As Reported and As Expected to be Restated: (in millions)

	Total Restated Period	Six Months Ended 6/29/02	Fiscal 2001	Fiscal 2000	Fiscal 1999 and prior

As Reported	$209.4	$(6.8)	$(23.5)	$60.4	$179.3
As Expected to be Restated	$180.7	$(8.9)	$(33.0)	$46.2	$176.4

In addition to affecting prior years’ results, the Company expects the restatement to affect current and future years’ results as follows:

•	Because the incorrect reconciliations of accounts payable from fiscal years 1997 through 2002 led to reconciling entries that incorrectly reduced shrink expense in each year, the Company has determined that its shrink expense was higher than previously reported. The Company is reflecting a higher level of shrink expense in current results. Shrink in fiscal year 2003 is now expected to be approximately $21.4 million, or 1.0% of sales, compared to an original budget established prior to the investigation and restatement of $17.1 million, or 0.8% of sales. In order to reduce shrink expense, the Company has organized a task force, working with outside consultants, to identify the sources of increased shrink and to change logistics procedures to reduce shrink in the future.

•	The forensic examination of accounts payable determined that a number of duplicate payments had been made to vendors over the years. The Company has amended its procedures to help ensure that duplicate payments are not made in the future and has contacted vendors to recover duplicate payment amounts. The total possible recovery is estimated to range from $1 million to $2 million. These recoveries will not be reflected in financial results until received.

•	As a result of the aforementioned corrections to the purchase accounting for Just for Feet in fiscal year 2000, the value of acquired inventory on the date of the Just for Feet acquisition is expected to be increased by approximately $4.4 million, and the value attributable to acquired fixed assets is expected to be decreased by the same amount. The reduction in fixed assets is expected to reduce the depreciation expense for Just for Feet by approximately $0.5 million per year through fiscal year 2007.

•	The Company’s credit facility is secured by its assets; as a result of the restatement of in-transit inventory, the Company’s borrowing capacity has increased under its credit facility. As of the end of fiscal year 2003, borrowing capacity is expected to increase by approximately $6 million, as a result of this restatement of in-transit inventory.

Remediation

The Company is taking steps to improve internal controls and procedures. These steps relate to the areas of weakness identified during the investigation and the restatement, and include:

Remediation Plan

A detailed Remediation Plan and Disclosure Controls policy statement is the basis for improving the control environment across the Company and includes a comprehensive overhaul of accounts payable, inventory control and accounting documentation processes and procedures.

The Control Environment—Tone at the Top

The Company’s finance and information services departments are responsible for the ultimate “scorekeeping” of business activities and reporting of results. Company managers, including the Chief Executive Officer, Chief Financial Officer and division presidents, are being charged with heightened responsibility for the accurate disclosure of the facts and financial results of their respective business areas. The Company’s procedures for control over disclosures and management responsibility for the financial information are documented in its recently revised Disclosure Controls policy statement. This policy statement describes on a daily, weekly, monthly, quarterly and annual basis the disclosure controls that the Company follows to help ensure that operating results and accompanying narratives are full, fair, complete and accurate, and is intended to comply with the federal securities laws, including the Sarbanes-Oxley Act and the rules adopted thereunder.

Organization and Human Resources

The Company’s investigation indicated that some levels of the internal control organization were not being sufficiently trained, staffed, or supervised to perform as expected. As a result, the reporting lines of Finance and Human Resources functions at the shared service center have been realigned to report to a corporate finance executive and the Senior Vice President Human Resources, respectively, and staffing is being increased and upgraded at the shared services center in Dallas and in the corporate level accounting group to enhance the effectiveness of the internal control function. The reporting lines of Finance and Human Resources at the divisional level have also been realigned to report directly into a corporate finance executive and the Senior Vice President Human Resources, respectively.

Company personnel with responsibility over internal controls are receiving additional training, more time is being provided for on-the-job familiarization, and staff reassignments are being conducted to provide more logical segregation of duties and more intense supervision of everyday control activities. The Company will retain a professional services firm to provide financial training for non-financial managers.

Information Systems

The investigation into the causes of the need to restate financial results identified significant issues relating to the information systems used to help control business activities and generate financial reports. As the business became more complex over the years, the systems infrastructure did not keep pace with the growing demands of the business. Further, there was inadequate coordination among the operations, information systems and finance functions to help the Company anticipate new systems needs.

The Company has instituted an Information Systems (IS) Steering Committee, consisting of senior management, including the Chief Executive Officer, Chief Financial Officer and division presidents, to assist the Chief Information Officer in the allocation of systems resources so that the most important projects are identified and funded. The IS Steering Committee meets regularly to help ensure that sufficient systems resources are dedicated to improving internal controls as part of the Company’s remediation plan. The IS Steering Committee expects to decide during the fourth quarter of fiscal year 2003 on a comprehensive systems solution for the procurement-to-payment cycle, which is currently operated by a number of systems that have been in place during the past ten years.

Accounts Payable Reconciliations

The Company has upgraded and retrained the personnel in the Dallas shared service center to help ensure that accounts payable transactions are processed accurately and timely and documented completely. In order to improve segregation of duties, the monthly process of reconciling the accounts payable sub-systems to the general ledger, previously performed at the Dallas shared service center, is now performed timely and correctly in the Corporate accounting department in New York. When required by the reconciliation, journal entries are fully documented and approved, according to newly issued procedures.

The Company is also correcting areas of accounts payable processing that the investigation identified as requiring modification.

•	Interfaces among the purchase order management system, the warehouse management system, the two accounts payable and retail stock ledger systems and the general ledger system have been re-defined and reprogrammed to eliminate systemic discrepancies in unit amounts, dollar costs and timing of receipts of merchandise.

•	Company payments to vendors are based on a three-way match of a purchase order to evidence of receipt of goods and the vendor invoice. Because of systems weaknesses, forced matching (i.e., paying a vendor with less than a perfect three-way match) had been taking place in order to process vendor payments timely. Systems interface tightening, training of personnel in the finance, logistics and buying and merchandising groups, internal report cards and closer regular supervision are among the actions that have been taken to improve regular, automatic three-way matching and vendor payment with minimal manual intervention.

•	The process for ensuring the proper receipt of all inventory according to negotiated trade, receipt and payment terms has been improved. The Company has instituted regular reports of overseas receipts from the Company’s overseas logistics partners, as well as reinforced discipline at the Company’s three distribution centers and, finally, reiterated the strict enforcement of the Company’s vendor compliance manual, issued to all vendors and most recently revised in 2003.

Business Performance and Outlook

As with the Company’s statements concerning the restatement of fiscal years 1997 through 2001 and the first six months of fiscal year 2002, the Company’s estimates relating to fiscal year 2002 and the first six months of fiscal year 2003 are unaudited and subject to review by KPMG, and therefore are subject to change, which changes may be material, individually or in the aggregate.

Third Quarter 2002

As previously announced, net sales for the third quarter of fiscal year 2002 decreased 10.6% to $586.8 million from $656.4 million for the comparable period in fiscal year 2001, reflecting fewer stores in operation in both the Meldisco and Athletic segments when compared to the prior year period, as well as a 5.3% decline in the Company’s comparable store sales for the third quarter. Meldisco’s comparable store sales decreased 1.6% for the quarter due to traffic declines, while comparable store sales for the Athletic segment decreased 9.2% as a result of reduced mall traffic at Footaction and reduced demand for high-end product.

For the third quarter of fiscal year 2002, Footstar expects an operating profit of approximately $12.6 million after net unallocated corporate expense of approximately $4.1 million. This operating profit includes the impact of approximately $14.6 million in expenses expected to result from the decision of Ames Department Stores to liquidate and close all of its stores, and the Company’s previously announced exit from Stein Mart stores. The Meldisco segment is expected to have generated approximately $11.1 million in operating profit, which includes the impact of the Ames store liquidation, and the Athletic segment is expected to have generated approximately $5.6 million in operating profit in the third quarter.

The Company expects to incur approximately $3.8 million in interest expense in the third quarter of fiscal year 2002 and expects to record approximately $6.0 million in minority interest in net income, representing Kmart’s 49% share in the third quarter net earnings generated by the Meldisco store corporations.

The Company expects a net loss ranging between $1 million and $3 million for the third quarter of fiscal year 2002, or between $(0.05) and $(0.15) per diluted share.

Fourth Quarter 2002

As previously announced, net sales for the fourth quarter of fiscal year 2002 decreased 11.3% to $566.3 million from $638.1 million for the comparable period in fiscal year 2001, reflecting fewer stores in operation in both the Meldisco and Athletic segments when compared to the prior year period, as well as a 0.9% decline in the Company’s comparable store sales for the fourth quarter. Meldisco’s comparable store sales increased 1.7% for the quarter, while comparable store sales for the Athletic segment decreased 4.4%. Meldisco’s comparable store sales results reflect strong early sales of winter product, while the comparable store sales results of the Athletic segment reflect a weak holiday selling season at both Footaction and Just for Feet.

For the fourth quarter of fiscal year 2002, Footstar expects an operating profit of approximately $16.4 million after net unallocated corporate expense of approximately $0.5 million. The Meldisco segment is expected to have generated approximately $42.5 million in operating profit, resulting from increased comparable store sales, gross margins that exceeded gross margins from the comparable prior year period due to the previously mentioned strong sales of winter product at full price and decreases in shrink expense and contingent fees. The Meldisco operating profit results are expected despite an almost 15% sales decline primarily due to exiting J. Baker license arrangements relating to departments within Ames Department Stores, Variety Wholesale Distributors and Stein Mart stores and the closing of 283 Kmart stores in the second and third quarters. Weak performance in the Company’s Athletic segment is expected to have generated approximately $25.6 million in operating losses in the fourth quarter. These operating losses were caused by the inability of the Athletic segment to reduce selling, general and administrative expenses at the same rate that its sales declined, as well as increased shrink expenses and an increase in asset impairments and depreciation. Gross margins in the Athletic segment also were adversely impacted by the heavy promotional environment during the quarter, which led to aggressive markdowns by the Company.

Due to higher borrowing costs under the Company’s new credit facility, the Company expects to incur approximately $5.7 million in aggregate interest expense in the fourth quarter of fiscal year 2002. The Company expects to record approximately $14.9 million in minority interest in net income, representing Kmart’s 49% share of the fourth quarter net earnings generated by Meldisco store corporations.

The Company expects a net loss ranging between $3 million and $5 million for the fourth quarter of fiscal year 2002, or between $(0.15) and $(0.25) per diluted share.

Full Year 2002

As previously reported, net sales for fiscal year 2002 decreased 6.5% to $2,299.9 million from $2,460.6 million in the prior year period, reflecting fewer stores in operation and a decline in comparable store sales for the Athletic segment. The Company’s comparable store sales for the full year declined 1.5%. Meldisco’s comparable store sales increased 0.3% as a result of relatively stable Shoemart business at the remaining Kmart stores for the full year, while comparable store sales for the Athletic segment decreased 3.8% as a result of weak back-to-school and holiday seasons.

The Company expects operating profit for fiscal year 2002 of approximately $43.4 million after unallocated corporate expense of approximately $9.1 million and depreciation and amortization expense of approximately $54 million. Operating profit for fiscal year 2002 is expected to reflect approximately $49.2 million in restructuring, asset impairment and other charges, as well as approximately $9.2 million of bad debt expense related to the Ames liquidation. The restructuring, asset impairment and other charges of approximately $49.2 million include approximately $3.8 million associated with the restructuring of the Company’s Athletic segment, $15.4 million associated with the closing of 283 Kmart stores in the second and third quarters and $30.0 million resulting from exiting the J. Baker license arrangements described above.

Operating profit for fiscal year 2002 also reflects the impact of lost sales from the closing of 283 Kmart stores, the exit from the J.Baker license arrangements described above and the weak performance in the Company’s Athletic segment, particularly in the back-to-school and holiday seasons. The Company expects that operating margins will also be reduced because the Athletic segment was unable to reduce selling, general and administrative expense at the same rate that its sales declined and was required to markdown product aggressively in a promotional market environment. The Meldisco segment is expected to have generated approximately $77.9 million in operating profit after depreciation and amortization expense of approximately $14 million, and the Athletic segment is expected to have generated approximately $25.4 million in operating losses after depreciation and amortization expense of approximately $38 million, in each case as a result of the foregoing factors.

The Company expects to incur approximately $14.3 million in interest expense in fiscal year 2002 and to record approximately $37.8 million in minority interest in net income, representing Kmart’s 49% share of the fiscal year 2002 net earnings generated by Meldisco store corporations.

Net loss for fiscal year 2002 is expected to include the previously announced write-off of goodwill, net of taxes, of approximately $18.2 million, or $25.0 million pre-tax, in connection with the acquired J.Baker assets upon the adoption by the Company of SFAS No. 142. Also, as a result of the Company’s adoption of SFAS No. 142, the Company expects to cease amortization of goodwill, which in fiscal year 2001 totaled $2.3 million on a pre-tax basis.

Year-end fiscal 2002 inventory is expected to be approximately $360 million. Capital spending is expected to total approximately $73 million in fiscal year 2002.

The Company expects a net loss ranging between $32 million and $34 million for fiscal year 2002, or between $(1.50) and $(1.60) per diluted share.

First Quarter 2003

As previously reported, net sales for the first quarter of fiscal year 2003 decreased 12.9% to $482.6 million from $553.8 million for the comparable period in fiscal year 2002. The Company’s comparable store sales for the first quarter decreased 5.3%. Meldisco’s comparable store sales decreased 10.9% for the quarter as a result of early sales of winter product in the fourth quarter of fiscal year 2002 instead of the first quarter of fiscal year 2003, as well as the calendar shift of Easter into the second quarter of fiscal year 2003. Comparable store sales for the Athletic segment increased by 0.3% as a result of positive comparable store sales at Footaction, which was offset by Just for Feet sales declines.

For the first quarter of fiscal year 2003, Footstar expects an operating loss of approximately $18.7 million after net unallocated corporate expense of approximately $5.6 million and the impact of $19 million to $21 million in costs relating to the closing of 316 Kmart stores in the first and second quarters of fiscal year 2003. The Meldisco segment is expected to have generated approximately $11.0 million in operating losses in the first quarter, which includes the impact of exiting these Kmart stores. Meldisco’s operating losses also will reflect the impact from lost sales from the 283 Kmart store closings in the second and third quarters of fiscal year 2002, the exit from various J.Baker license arrangements described above, as well as the 10.9% comparable store sales decline. Meldisco is also expected to experience additional pressure on its selling, general and administrative expenses as a result of the upfront investment required to support new operations including Wal-Mart, Shoe Zone, Federated Department Stores and its occupational footwear initiative, as well as a result of bearing approximately $1.6 million of additional costs for the investigation and restatement. The Athletic segment is expected to have generated approximately $2.1 million in operating losses in the first quarter of fiscal year 2003 as a result of sales declines at Just for Feet, expenses related to startup ventures such as Consumer Direct and Uprise, as well as bearing approximately $1.9 million of additional costs for the investigation and restatement.

The Company expects to incur approximately $5.8 million in interest expense in the first quarter of fiscal year 2003.

The Company expects a net loss ranging between $15 million and $17 million for the first quarter of fiscal year 2003, or between $(0.75) and $(0.85) per diluted share.

Second Quarter 2003

As previously reported, net sales for the second quarter of fiscal year 2003 decreased 17.2% to $491.3 million from $593.1 million in the second quarter of fiscal year 2002. The Company’s comparable store sales for the second quarter decreased 2.2%. Meldisco’s comparable store sales decreased 4.9% for the quarter as a result of unseasonably cool weather that resulted in lower than expected sales of sandals and beachwear, while comparable store sales for the Athletic segment increased 1.0% as a result of continued positive comparable store sales at Footaction, which were partially offset by negative traffic and sales trends at Just for Feet.

For the second quarter of fiscal year 2003, Footstar expects an operating profit of approximately $3.9 million after net unallocated corporate expense of approximately $2.1 million. The Meldisco segment is expected to have generated approximately $16.5 million in operating profit. The Athletic segment is expected to have operating losses of approximately $10.5 million in the second quarter due to the negative impact of traffic and comparable store sales declines at Just for Feet. Both segments are expected to bear their allocated share of the additional costs related to the investigation and restatement, which the Company expects will be approximately $1.6 million for Meldisco and $1.9 million for the Athletic segment in the second quarter.

The Company expects to incur approximately $5.7 million in interest expense in the second quarter and to record approximately $6.7 million in minority interest in net income, representing Kmart’s 49% share of the second quarter net earnings generated by Meldisco store corporations.

The Company expects a net loss ranging between $7 million and $9 million for the second quarter of fiscal year 2003, or between $(0.35) and $(0.45) per diluted share.

Full Year 2003

The Company expects net sales for fiscal year 2003 to be in the range of $2,010 million to $2,030 million, or 11% to 12% lower than net sales in fiscal year 2002, due to the impact of the 599 Kmart store closings in fiscal years 2002 and 2003 and the exit from various J.Baker license arrangements described above on Meldisco sales, which the Company expects will more than offset anticipated increases in sales in the Athletic segment.

The Company expects fiscal year 2003 operating profit, after net unallocated corporate expense of approximately $16 million and depreciation and amortization expense of approximately $50 million, to be in the range of $0 to 10 million, compared to the Company’s expected operating profit for fiscal year 2002 of approximately $43.4 million after net unallocated corporate expense of approximately $9.1 million and depreciation and amortization expense of approximately $54 million. Operating profit for fiscal year 2003 is expected to include an aggregate of $19 million to $21 million in costs related to 316 Kmart store closings in the first and second quarters of fiscal year 2003 and approximately $12 million in costs related to the investigation and restatement.

Meldisco’s operating profit for fiscal year 2003 is expected to be approximately $33 million after depreciation and amortization expense of approximately $17 million, or a decrease of approximately $45 million from fiscal year 2002 due to the loss of profit from the Kmart and other closed stores and an extremely weak spring selling season caused by unusually cold and damp weather. While it is expected that Meldisco will have reduced its administrative costs by over $35 million after absorbing approximately $4 million of costs related to the investigation and restatement, these savings are not expected to be sufficient to offset the loss of gross margin that would have been generated in the closed stores.

The Athletic segment is expected to produce an operating loss of approximately $11 million in fiscal year 2003 after depreciation and amortization expense of approximately $29 million, compared to an operating loss of approximately $25 million in fiscal year 2002. This fiscal year 2003 operating loss is expected to include approximately $5 million in operating expenses related to the investigation and restatement and more than $4 million in operating losses from startup ventures such as Consumer Direct and Uprise. Athletic segment sales overall are expected to increase for the year, with sales increases in Footaction partially offset by projected sales losses at Just for Feet. The Athletic segment is expected to reduce its selling, general and administrative costs by approximately $4 million in fiscal year 2003. The Company is examining and testing a number of possible options to improve performance for Just for Feet, including a shift in product and marketing strategy, conversion of stores to Footaction, splitting stores with Footaction, and subleasing or exiting underperforming locations. Further, the Company has also recently completed the consolidation of its Athletic segment, from which the Company expects to gain efficiencies across all functions.

Operating losses in startup ventures, such as Shoe Zone, Consumer Direct and Uprise, are expected to total approximately $11 million in fiscal year 2003, which losses are included in the segment information above.

Due to disappointing operating results, the Company expects to carry a higher level of borrowings throughout fiscal year 2003. Resulting interest expense is expected to be approximately $26 million, or approximately $12 million more than interest expense for fiscal year 2002. In particular, the Company’s full year blended rate of interest is expected to increase to 11.7% (including increased fees) in fiscal year 2003, compared to 6.3% in fiscal year 2002. In addition, as noted below, the Company plans to borrow an additional $20 million of higher cost, subordinated term borrowing at the end of the third quarter of fiscal year 2003.

Year-end fiscal 2003 inventory is expected to be approximately $340 million, a decline of approximately $20 million from expected year-end fiscal year 2002 inventory due to reductions resulting from the Kmart store closings, partially offset by an inventory buildup to service additional Wal-Mart stores. Capital spending is expected to decrease significantly from over $70 million in fiscal year 2002 to approximately $40 million in fiscal year 2003.

The Company expects a loss for fiscal year 2003 of approximately the same amount as fiscal year 2002.

Outlook

Overall, the Company’s operating results for fiscal years 2003 and 2004 are expected to reflect its gradual recovery from the loss of over $300 million of annualized Kmart footwear sales, or more than 25% of the Company’s annualized sales from Kmart in fiscal year 2001, from the closing of 599 Kmart stores in fiscal year 2002 and the first two quarters of fiscal year 2003; a gradual strengthening in the operating results of its Athletic segment due to increased sales at Footaction, partially offset by significant traffic declines at Just for Feet; the high level of expenses related to the investigation and restatement; the costs of the remediation of internal controls and procedures; expected operating losses at startup ventures such as Shoe Zone, Uprise, Consumer Direct and Federated Department Stores and increased interest expense.

The Company expects to generate positive operating cash flow in fiscal year 2003 and projects a profit in fiscal year 2004. The Company also expects to use operating cash flow to reduce average debt beginning in 2004. The principal assumptions underlying the Company’s projected 2004 results and positive cash flows, which are predicated upon ongoing communication and continuing support from the Company’s lenders and vendors, are:

•	The absence of significant restructuring, asset impairment and other charges;

•	Minimal costs relating to the restatement;

•	Sales improvement in the Athletic business as a result of new product introductions and store reconfigurations at Just for Feet and continued sales growth at Footaction;

•	Sales improvement at Meldisco related to increased sales at Shoe Zone and increased sales of Thom McAn brand footwear to 1,500 Wal-Mart stores;

•	Expected breakeven results at the Company’s startup ventures; and

•	Administrative cost savings at both its Meldisco and Athletic segments realized as a result of Kmart’s smaller store base, and the completion of the consolidation of the Athletic segment.

For other factors that may affect the Company’s cash flow objectives and projections, see the Safe Harbor Statement included in this press release.

Credit Facility

The Company currently has a $325 million senior secured credit facility and lending agreements with a syndicate of banks led by Fleet National Bank. This asset-based facility is comprised of a $255 million revolving credit facility and a $70 million term loan, which is subordinated to the revolver and matures on October 17, 2005.

As a result of the delay in completing audited financial statements due to the investigation and restatement, the Company has been in ongoing communications with its bank group and has obtained periodic waivers and amendments with respect to, among other things, its requirement to file audited financial statements. These waivers and amendments have been conditioned on a requirement by the senior lenders that the maximum impact on earnings with respect to the restatement not exceed $55 million in the aggregate. If the final impact of the restatement on earnings exceeds $55 million in the aggregate, the Company would have to seek a further amendment and waiver from its senior lenders in order to avoid an event of default under the credit facility.

In addition to extending the date by which the Company is required to deliver financial statements and compliance certificates until October 31, 2003, the waivers and amendments of the credit facility received by the Company modified or waived financial compliance covenants, including a temporary waiver until October 31, 2003 of the second quarter 2003 minimum consolidated EBITDA covenant, which minimum consolidated EBITDA covenant had replaced the prior leverage and coverage ratio covenants previously contained in the credit facility. This waiver will become permanent if the Company delivers its financial statements and compliance certificates to its senior lenders by October 31, 2003.

The Company also expects to restructure its credit facility to revise the consolidated minimum EBITDA financial covenant based on the Company’s current projections through the second quarter of fiscal year 2004 and permit additional term borrowing of $20 million. The Company has received a commitment from its term loan lender for the additional $20 million. This commitment is subject to the consent of the senior lenders under the credit facility. The

Company expects to receive this consent this week and to comply with all other conditions to the commitment and have the full $20 million in term loans available by the end of September.

Once the terms of the new credit facility are finalized upon receipt of approval from the bank syndicate, the Company will release these terms and file the new credit facility documentation with the Securities and Exchange Commission. No assurance can be given that the new terms of the credit facility will be finalized, or if they are finalized, as to the terms that will be agreed upon. If the Company is unable to obtain the requisite consents from its senior lenders and meet the other conditions to borrowing the additional $20 million in subordinated term loans, the Company may be required to seek a waiver from its senior lenders in order to avoid being in default under the credit facility.

Footstar, Inc. is a leading footwear retailer. The Company offers a broad assortment of branded athletic footwear and apparel through its two athletic concepts, Footaction and Just For Feet and their websites, www.footaction.com and www.justforfeet.com, and discount and family footwear through licensed footwear departments operated by Meldisco. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

Safe Harbor Statement

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the Company’s expectations regarding the results of restatements of past periods, estimated results for 2002 and subsequent periods, the Company’s projection of profitability in fiscal year 2004 and the Company’s estimates of the effect of the correction of known accounting errors described in these forward-looking statements. These statements may be identified by their use of words, such as “anticipate,” “estimates,” “should,” “expect,” “guidance,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, results of operations, liquidity and future operating or financial performance. Factors that could affect the Company’s forward-looking statements include, among other things: the audit of the restatement adjustments for fiscal years 1997 though 2001, the audit of 2002 and the review of the first two quarters of fiscal year 2003 by KPMG; adjustments to the Company’s financial statements for fiscal years 1997 through 2002 and the first six months of fiscal year 2003 in addition to those currently anticipated by the Company; additional items resulting from the investigation being completed; negative reactions from the Company’s stockholders, creditors or vendors to the preliminary or final results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the Company’s ability to maintain favorable relationships with its vendors, particularly Nike, Reebok and Adidas, that will enable the Company to achieve its cash flow objectives and projections and avoid an adverse effect on liquidity; the impact and result of any litigation (including private litigation) or of any action by the New York Stock Exchange, any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or its financial statements; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the ability of the Company to obtain additional waivers from its senior lenders in the event of a delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to secure the new credit facility on satisfactory terms and, once the credit facility is secured, to comply with the terms thereof and not experience adverse effects on liquidity in the future; the Company’s ability to successfully implement its revised disclosure controls and procedures, including its Remediation Plan and Disclosure Controls policy statement, as well as the Company’s ability to implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company’s business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company’s stock price; the Company’s ability to have a successful holiday selling season in fiscal year 2003; and intense competition in the markets in which the Company competes.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company’s future performance. Actual results and performance may differ from the Company’s current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company’s business, financial condition, results of operations, liquidity or prospects. Since the audit of the restatement adjustments for fiscal years 1997 through 2001, the audit of fiscal year 2002 and the review of the first two quarters of fiscal year 2003 have not been completed, the unaudited information presented herein may differ materially from the Company’s financial statements that are finally issued, and the changes could, individually or in the aggregate, be material to the Company’s business, financial position, results of operations or liquidity. Additionally, the Company is not obligated to make public indication of changes in its forward looking statements unless required under applicable disclosure rules and regulations.

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